Exhibit 99.3
     Management’s Discussion and Analysis of Financial Condition and Results of Operations
Explanatory Note
     Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of Part II of our 2004 10-K (“MD&A”) has been updated to reflect the reclassification of our indirect majority-owned subsidiary TreeHouse Foods, Inc. and our Marie’s dip and dressings and Dean’s dips operations as discontinued operations. On June 27, 2005, we completed the spin-off of TreeHouse Foods, Inc., and on August 22, 2005, we completed the sale of our Marie’s dips and dressings and Dean’s dips operations. Specifically, the portions of this MD&A entitled “Developments From January 1, 2004 to March 16, 2005”, “Results of Operations”, “Liquidity and Capital Resources”, “Known Trends and Uncertainties,” “Critical Accounting Policies” and “Risk Factors” have been updated to delete references to the discontinued operations and to update financial information to reflect the reclassifications. Also, as required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” we have updated the segment discussions included in the MD&A to reflect the fact that our Rachel’s Organic Dairy business, which has historically been part of our WhiteWave Segment, was transferred to the International Group, which is not a reportable segment, effective January 1, 2005. No other changes have been made and we have not attempted to update the MD&A except as specifically described above.
Business Overview
     We are a leading food and beverage company. Our Dairy Group segment is the largest processor and distributor of milk and various other dairy products in the United States. The Dairy Group manufactures and sells its products under a variety of local and regional brand names and under customer private labels. Our WhiteWave Foods Company segment manufactures, markets and sells a variety of well known soy, dairy and dairy-related nationally branded products including, for example: Silk® soymilk and cultured soy products; Horizon Organic® dairy products, juices and other products; International Delight® coffee creamers; and LAND O’LAKES® creamers and cultured products. We also own the fourth largest dairy processor in Spain and an organic dairy business in the United Kingdom.
     Dairy Group — Our Dairy Group segment is our largest segment, with approximately 86% of our consolidated sales in 2004. Our Dairy Group manufactures, markets and distributes a wide variety of branded and private label dairy case products, such as milk, cream, ice cream, cultured dairy products and juices to retailers, distributors, foodservice outlets, schools and governmental entities across the United States. The Dairy Group also manufactures a portion of the products marketed and sold by WhiteWave Foods Company. Due to the perishable nature of the Dairy Group’s products, our Dairy Group delivers the majority of its products directly to its customers’ stores in refrigerated trucks or trailers that we own or lease. This form of delivery is called a “direct store delivery” or “DSD” system and we believe we have one of the most extensive refrigerated DSD systems in the United States. The Dairy Group sells its products primarily on a local or regional basis through its local and regional sales forces, although some national customer relationships are coordinated by the Dairy Group’s corporate sales department. Most of the Dairy Group’s customers, including its largest customer, purchase products from the Dairy Group either by purchase order or pursuant to contracts that are generally terminable at will by the customer. The Dairy Group’s sales are slightly seasonal, with sales tending to be higher in the third and fourth quarters.
      The dairy industry is a mature industry that has traditionally been characterized by slow to flat growth, low profit margins, fragmentation and excess capacity. Excess capacity resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by some grocery retailers and declining demand for fluid milk products. Since 1990, the dairy industry has experienced significant consolidation led in part by us. Consolidation has tended to lower costs and raise efficiency. However, consumption of traditional fluid dairy products has continued to decline. According to the United States Department of Agriculture, per capita consumption of fluid milk and cream decreased by over 10% from 1990 to the end of 2003, although total consumption has remained relatively flat over the same period due to population increases. Therefore, volume sales growth across the industry generally remains flat to modest, profit margins generally remain low and excess manufacturing capacity continues to exist. In this environment, price competition is particularly intense, as smaller processors struggle to retain enough volume to cover their fixed costs. In response to this dynamic, in addition to the significant competitive pressure caused by the ongoing consolidation among food retailers, many processors, including us, are now placing an increased emphasis on product differentiation, and cost reduction in an effort to increase consumption, sales and margins.
      Our Dairy Group has several competitors in each of our major product and geographic markets. Competition between dairy processors for shelf-space with retailers is based primarily on price, service and quality, while competition for consumer sales is based on a variety of factors such as brand recognition, price, taste preference and quality. Dairy products also compete with many other beverages and nutritional products for consumer sales.
     WhiteWave Foods Company — WhiteWave Foods Company’s operations have historically been conducted through three distinct operating units: White Wave, Inc., Horizon Organic and Dean National Brand Group. We are currently in the process of consolidating these three operating units and expect the consolidation to be completed in 2006. WhiteWave Foods Company manufactures, develops, markets and sells a variety of nationally-branded soy, dairy and dairy-related products, such as Silk soymilk and cultured soy products; Horizon Organic dairy products, juices and other products; International Delight coffee creamers; and LAND O’LAKES creamers and cultured products. WhiteWave Foods Company also sells Sun Soy® soymilk; The Organic Cow of Vermont® organic dairy products; White Wave® and Tofu Town® branded tofu; Hershey’s® milks and milkshakes; and Naturally Yours® sour cream. We license the LAND O’LAKES and Hershey’s names from third parties.
       WhiteWave Foods Company sells its products to a variety of customers, including grocery stores, club stores, natural foods stores, mass merchandisers, convenience stores and foodservice outlets. In 2004, approximately 89% of WhiteWave Foods Company’s sales were to retailers and approximately 7% were to foodservice outlets. WhiteWave Foods Company’s customer base is diverse, with no single customer representing more than 10% of sales in 2004. WhiteWave Foods Company sells its products through its internal sales force and through independent brokers. The majority of WhiteWave Foods Company’s products are sold pursuant to customer purchase order or pursuant to contracts that are generally terminable at will by the customer.
      WhiteWave Foods Company has several competitors in each of its product markets. Competition to obtain shelf-space with retailers for a particular product is based primarily on the expected or historical sales performance of the product compared to its competitors. Also, in some cases, WhiteWave Foods Company pays fees to retailers to obtain shelf-space for a particular product. Competition for consumer sales is based on many different factors, including brand recognition, price, taste preferences and quality. Consumer demand for soy and organic foods has grown rapidly in recent years due to growing consumer confidence in the health benefits of soy and organic foods, and WhiteWave Foods Company has a leading position in the soy and organic foods category. However, our soy and organic food products compete with many other beverages and nutritional products for consumer sales.
     International Group — Our International Group, which consists of our Leche Celta and Rachel’s Organic businesses, does not qualify as a reportable segment. Leche Celta manufactures, markets and sells private label and branded milk, butter and cream through its internal sales force to retailers and distributors across Spain and Portugal. Rachel’s Organic markets and sells premium organic milk, yogurt and desserts in the United Kingdom. Effective January 1, 2005, our Rachel’s Organic Dairy business, which has historically been part of our WhiteWave Foods Company segment’s operations, was transferred to the International Group. Our segment discussion for 2004 has been reclassified to reflect the results of Rachel’s Organic Dairy business in our Corporate/Other segment.
     Discontinued Operations — On June 27, 2005, we completed the spin-off (“Spin-off”) of our indirect majority owned subsidiary TreeHouse Foods, Inc. (“TreeHouse”). Immediately prior to the Spin-off, we transferred to TreeHouse (1) all of the businesses previously conducted by our Specialty Foods Group segment, (2) the Mocha Mix® non-dairy coffee creamer and Second Nature® liquid egg substitute businesses previously conducted by WhiteWave Foods Company, and (3) the foodservice salad dressings businesses, previously conducted by the Dairy Group and WhiteWave Foods Company. In August 2005, we completed the sale of our Marie’s® dips and dressings and Dean’s® dips businesses to Ventura Foods. Financial results for all periods have been reclassified to give effect to the businesses transferred to TreeHouse, as well as the Marie’s dips and dressings and Dean’s dips businesses as discontinued operations.
Developments From January 1, 2004 to March 16, 2005

Reorganization of WhiteWave Foods Company
      In the third quarter of 2004, we announced our intention to consolidate the three businesses included within our WhiteWave Foods Company segment (formerly the Branded Products Group segment) into a single operating unit. We believe this consolidation will allow us to interact with customers more efficiently and effectively as a single sales and marketing organization, and will enable us to create a simplified and more efficient supply chain for our branded business. We have completed the consolidation of the sales, marketing and research and development organization for the three companies, and in the third quarter of 2005, the employees of the new company will move to a new headquarters located in Broomfield, Colorado. The full integration of these businesses will be a lengthy process involving all aspects of the three companies’ operations, including purchasing, manufacturing, distribution and administration, and will include the selection and implementation of a new information technology platform. As part of our overall reorganization of WhiteWave Foods Company into a unified branded consumer packaged goods company, we also intend to bring in-house certain manufacturing activities that are currently being done by third parties.
      In addition, effective March 11, 2005, Mr. Steve Demos, President of WhiteWave Foods Company, resigned his position. We have retained a leading executive recruiting firm to assist in the search for a new President. Mr. Gregg Engles, our Chairman of the Board and Chief Executive Officer, has assumed direct leadership of WhiteWave Foods Company on an interim basis.

Acquisitions

Milk Products of Alabama
      On October 15, 2004, our Dairy Group acquired Milk Products of Alabama, a dairy manufacturer based in Decatur, Alabama. Milk Products of Alabama had net sales of approximately $34 million in 2003. As a result of this acquisition, we have expanded our production capabilities in the southeastern United States, allowing us to better serve our customers. Milk Products of Alabama’s results of operations are now included in the Morningstar division of our Dairy Group. We paid approximately $23.2 million for the purchase of Milk Products of Alabama, including costs of acquisition, and funded the purchase price with borrowings under our senior credit facility.

Tiger Foods
      On May 31, 2004, Leche Celta, our Spanish subsidiary, acquired Tiger Foods, a dairy processing business with one facility located in Avila, Spain. Tiger Foods, which had net sales of approximately $29 million in

2003, manufactures and distributes branded and private label UHT milk and dairy-based drinks throughout Spain, with an emphasis in the southern and central regions. Tiger Foods’ operations complement our Spanish operations and we expect this acquisition to allow us to reduce our transportation costs for raw milk and finished products due to the new facility’s geographic proximity to our raw milk suppliers and certain customers. We paid approximately $21.9 million for the purchase of the company, all of which was funded with borrowings under our senior credit facility.

Soy Processing Facility
      On April 5, 2004, our WhiteWave Foods Company acquired a soy processing and packaging facility located in Bridgeton, New Jersey. Prior to the acquisition, the previous owner of the facility co-packed Silk products for us at the facility. As a result of the acquisition, we have increased our in-house processing and packaging capabilities for our soy products, resulting in cost reductions. We paid approximately $25.7 million for the purchase of the facility, all of which was funded using borrowings under our senior credit facility.

LAND O’LAKES East
      In 2002, we purchased a perpetual license to use the LAND O’LAKES brand on certain dairy products nationally, excluding cheese and butter. This perpetual license was subject, however, to a pre-existing sublicense entitling a competitor to manufacture and sell cream, sour cream and whipping cream in certain channels in the eastern United States. Effective March 31, 2004, we acquired that sublicense and certain customer relationships of the sublicensee (“LAND O’LAKES East”) for an aggregate purchase price of approximately $17 million, all of which was funded using borrowings under our senior credit facility. We now have the exclusive right to use the LAND O’LAKES brand on certain dairy products (other than cheese and butter) throughout the entire United States.

Ross Swiss Dairies
      On January 26, 2004, our Dairy Group acquired Ross Swiss Dairies, a dairy distributor based in Los Angeles, California, which had net sales of approximately $120 million in 2003. As a result of this acquisition, we have increased the distribution capability of our Dairy Group in southern California, allowing us to better serve our customers. Ross Swiss Dairies has historically purchased a significant portion of its products from other processors. Now the majority of products distributed by Ross Swiss Dairies are manufactured in our southern California facilities. We paid approximately $21.8 million, including transaction costs, for the purchase of Ross Swiss Dairies and funded the purchase price with borrowings under our receivables-backed facility.

Horizon Organic
      On January 2, 2004, we completed the acquisition of the 87% of Horizon Organic Holding Corporation (“Horizon Organic”) that we did not already own. Horizon Organic had sales of over $200 million during 2003. We already owned approximately 13% of the outstanding common stock of Horizon Organic as a result of investments made in 1998. Third-party co-packers, including us, have historically done all of Horizon Organic’s manufacturing. During 2003, we produced approximately 27% of Horizon Organic’s fluid dairy products. We also distributed Horizon Organic’s products in several parts of the country. Horizon Organic is a leading branded organic foods company in the United States. Because organic foods are gaining popularity with consumers and because Horizon Organic’s products offer consumers an alternative to our Dairy Group’s traditional dairy products, we believe Horizon Organic is an important addition to our portfolio of brands. The aggregate purchase price for the 87% of Horizon Organic that we did not already own was approximately $287 million, including approximately $217 million of cash paid to Horizon Organic’s stockholders, the repayment of approximately $40 million of borrowings under Horizon Organic’s former credit facility, and transaction expenses of approximately $9 million, all of which was funded using borrowings under our senior credit facility and our receivables-backed facility. In addition, each of the options to purchase Horizon Organic’s common stock outstanding on January 2, 2004 was converted into an option to purchase

..7301 shares of our stock, with an aggregate fair value of approximately $21 million. Beginning with the first quarter of 2004, Horizon Organic’s financial results are reported in our WhiteWave Foods Company segment.
      See Note 2 to our Consolidated Financial Statements for more information about our acquisitions.

Facility Closing and Reorganization Activities
      As part of our continued reorganization and cost reduction efforts in our Dairy Group, we closed eight Dairy Group facilities in 2004. The closed facilities were located in Lansing, Michigan; Wilkesboro, North Carolina; Madison, Wisconsin; Sulphur Springs, Texas; San Leandro and South Gate, California; Westwego, Louisiana and Pocatello, Idaho.
      We recorded a total of approximately $24.6 million in facility closing and reorganization costs during 2004. We expect to incur additional charges related to these restructuring plans of approximately $6.0 million, primarily in 2005. These charges include the following costs:

•	Workforce reductions as a result of facility closings, facility reorganizations and consolidation of administrative functions;

•	Shutdown costs, including those costs necessary to prepare abandoned facilities for closure;

•	Costs incurred after shutdown such as lease obligations or termination costs, utilities and property taxes;

•	Costs associated with the reorganization of WhiteWave Foods Company’s supply chain and distribution activities, including termination of certain contractual agreements; and

•	Write-downs of property, plant and equipment and other assets, primarily for asset impairments as a result of facilities that are no longer used in operations. The impairments relate primarily to owned buildings, land and equipment at the facilities, which are written down to their estimated fair value and held for sale.
      See Note 15 to our Consolidated Financial Statements for more information regarding our facility closing and reorganization activities.

Construction of New Facilities
      During 2004, our Dairy Group completed construction of a new dairy manufacturing and distribution facility in Las Vegas, Nevada. This facility commenced operations in the third quarter of 2004 and allows us to better serve the southern Nevada, Arizona and southern Colorado markets. In addition, Leche Celta finished construction of our first dairy manufacturing facility in Portugal in the fourth quarter of 2004. The new facility is located in Alpiarca, Portugal and commenced production in December 2004. The new facility allows us to expand our Iberian operations.

Stock Buyback
      During 2004, we spent approximately $297 million, including commissions and fees, to repurchase 9.3 million shares of our common stock for an average purchase price of $31.90 per share. At March 11, 2005, approximately $118 million remained available under our current authorization. See Note 11 to our Consolidated Financial Statements.

Amendment to Credit Facility
      In August 2004, we amended our senior credit facility to (1) increase the size of our revolving credit facility from $1 billion to $1.5 billion, (2) increase the size of our term loan A from $850 million to $1.5 billion, (3) eliminate term loans B and C and (4) modify the interest rate and payment terms. When we amended our credit facility, we were required to write-off approximately $32.6 million of deferred financing costs that were incurred in connection with our credit facility prior to the amendment. These costs were being amortized over the previous terms of the revolving credit facility and term loans. See Note 9 to our Consolidated Financial Statements.

Results of Operations
     The following table presents certain information concerning our financial results, including information presented as a percentage of net sales.

	Year Ended December 31
	2004		2003		2002
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$10,036.3	100.0%	$8,391.0	100.0%	$8,202.3	100.0%
Cost of sales	7,657.8	76.3	6,231.8	74.3	6,083.0	74.2

Gross profit	2,378.5	23.7	2,159.2	25.7	2,119.3	25.8
Operating costs and expenses:
Selling and distribution	1,434.1	14.3	1,273.7	15.2	1,246.5	15.2
General and administrative	333.1	3.3	304.4	3.6	318.5	3.9
Amortization of intangibles	5.2	0.1	3.6	—	6.2	0.1
Facility closing and reorganization costs	24.6	0.2	11.8	0.1	19.1	0.2
Other operating income	(5.9)	(0.1)	(68.7)	(0.8)	—	—

Total operating costs and expenses	1,791.1	17.8	1,524.8	18.1	1,590.3	19.4

Total operating income	$587.4	5.9%	$634.4	7.6%	$529.0	6.4%

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 — Consolidated Results
     Net Sales — Consolidated net sales increased approximately 19.6% to $10.04 billion during 2004 from $8.39 billion in 2003. Net sales by segment are shown in the table below.

	Net Sales
			$ Increase/	% Increase/
	2004	2003	(Decrease)	(Decrease)
	(Dollars in millions)
Dairy Group	$8,665.4	$7,547.2	$1,118.2	14.8%
WhiteWave Foods Company	1,010.3	598.9	411.4	68.7
Corporate/Other	360.6	244.9	115.7	47.2

Total	$10,036.3	$8,391.0	$1,645.3	19.6%

     The change in net sales was due to the following:

	Change in Net Sales 2004 vs. 2003
				Pricing, Volume	Total
			Foreign	and Product	Increase/
	Acquisitions	Divestitures	Exchange	Mix Changes	(Decrease)
	(In millions)
Dairy Group	$386.2	$(26.2)	$—	$758.2	$1,118.2
WhiteWave Foods Company	232.9	(4.0)	—	182.5	411.4
Corporate/Other	67.9	—	28.1	19.7	115.7

Total	$687.0	$(30.2)	$28.1	$960.4	$1,645.3

     Net sales increased approximately $1.65 billion during 2004 compared to the prior year primarily due to higher selling prices resulting from the pass-through of increased raw milk costs and due to acquisitions. We acquired Kohler Mix Specialties, Melody Farms and Ross Swiss Dairies in our Dairy Group segment; Horizon Organic and LAND O’LAKES East in our WhiteWave Foods Company segment and Tiger Foods in our Corporate/Other segment.
     Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; plant and equipment costs, including costs to operate and maintain our coolers and freezers. In addition, our Dairy Group includes costs associated with transporting our finished products from our manufacturing facilities to our own distribution facilities. Our cost of sales ratio increased to 76.3% in 2004 compared to 74.3% in 2003 due almost entirely to increased raw material costs that affected both of our segments in 2004.
     Operating Costs and Expenses — Our operating expenses increased approximately $266.3 million, or approximately 17.5%, during 2004 versus the prior year. Operating expenses increased primarily due to the following:
•	Acquisitions, which we estimate represented approximately $118 million of the increase.

•	A $62.8 million decline in other operating income compared to last year primarily due to a $66.2 million gain on the sale of our frozen pre-whipped topping business that reduced operating expenses in 2003.

•	Higher fuel costs in both segments and increased volumes at the WhiteWave Foods Company, which we estimate added a combined total of approximately $25 million to distribution costs for 2004 as compared to last year.

•	Net facility closing and reorganization costs that were approximately $12.8 million higher than 2003.

•	Corporate expenses that were approximately $10 million higher than last year, including higher professional fees and legal fees primarily related to the reorganization of our WhiteWave Foods Company, increased transactional activity and higher regulatory compliance fees.
Our operating expense ratio decreased slightly to 17.8% for 2004 compared to 18.1% for 2003.
     Operating Income — Operating income during 2004 was $587.4 million, a decrease of $47 million from 2003 operating income of $634.4 million. This decrease was primarily due to the $66.2 million gain on the sale of our frozen pre-whipped topping business in 2003. Our operating margin in 2004 was 5.9% compared to 7.6% in 2003. Our operating margin decreased primarily as a result of higher raw material costs and the effect of increased sales.
     Other (Income) Expense — Total other (income) expense increased by $13.2 million in 2004 compared to 2003. Interest expense increased to $198.9 million in 2004 from $173.9 million in 2003, primarily due to a charge of $32.6 million in 2004 to write-off deferred financing costs related to our senior credit facility amended in August 2004. This charge was partially offset by lower interest expense due to lower interest rates during 2004. There were no financing charges on preferred securities in 2004 as compared to $14.2 million in 2003. Our convertible preferred securities were converted into common stock in the second quarter of 2003. See Note 10 to our Consolidated Financial Statements.
     Income Taxes — Income tax expense was recorded at an effective rate of 38.5% in 2004 compared to 38.6% in 2003. Our effective tax rate varies based on the relative earnings of our business units.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 — Results by Segment
     Dairy Group —
     The key performance indicators of our Dairy Group segment are sales volumes, gross profit and operating income.

	Year Ended December 31
	2004		2003
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$8,665.4	100.0%	$7,547.2	100.0%
Cost of sales	6,668.7	77.0	5,622.9	74.5

Gross profit	1,996.7	23.0	1,924.3	25.5
Operating costs and expenses	1,400.4	16.1	1,284.1	17.0

Total operating income	$596.3	6.9%	$640.2	8.5%

     The Dairy Group’s net sales increased by approximately $1.12 billion, or 14.8%, in 2004 versus 2003. The change in net sales from 2003 to 2004 was due to the following:

	Dollars	Percent
	(Dollars in millions)
2003 Net sales	$7,547.2
Acquisitions	386.2	5.1%
Divestitures	(26.2)	(0.3)
Volume	11.2	0.1
Pricing and product mix	747.0	9.9

2004 Net sales	$8,665.4	14.8%

     The Dairy Group’s net sales increased primarily due to pricing and product mix resulting from increased pricing due to the pass through of higher raw milk costs in 2004. In general, our Dairy Group changes the prices it charges customers for fluid dairy products on a monthly basis, as the costs of raw materials fluctuate. Because of competitive pressures, the price increases do not reflect the entire increase in raw material costs that we experienced. The following table sets forth the average monthly Class I “mover” and average monthly Class II minimum prices for raw skim milk and butterfat for 2004 compared to 2003:

	Year Ended December 31*
	2004		2003		% Change
Class I raw skim milk mover(3)	$8.44	(1)	$7.47	(1)	13%
Class I butterfat mover(3)	1.95	(2)	1.19	(2)	64
Class II raw skim milk minimum(4)	6.90	(1)	6.74	(1)	2
Class II butterfat minimum(4)	2.06	(2)	1.22	(2)	69

*	The prices noted in this table are not the prices that we actually pay. The federal order minimum prices at any given location for Class I raw skim milk or Class I butterfat are based on the Class I mover plus a location differential. Class II prices noted in the table are federal minimum prices, applicable at all locations. Our actual cost also includes producer premiums, procurement costs and other related charges that vary by location and vendor.

(1)	Prices are per hundredweight.

(2)	Prices are per pound.

(3)	We process Class I raw skim milk and butterfat into fluid milk products.

(4)	We process Class II raw skim milk and butterfat into products such as cottage cheese, creams and creamers, ice cream and sour cream.
     The other primary cause of the increase in the Dairy Group’s net sales was acquisitions. The Dairy Group acquired Milk Products of Alabama in October 2004, Ross Swiss Dairies in January 2004, Kohler Mix Specialties in October 2003 and Melody Farms in June 2003, which we estimate contributed a combined total of $386.2 million in sales during 2004. These increases were slightly offset by the divestiture in July 2003 of the frozen pre-whipped topping and frozen creamer operations.
     Volume change for all Dairy Group products was an increase of 0.1% in 2004 compared to 2003. Volume sales of milk and cream, which were approximately 71% of the Dairy Group’s 2004 sales, were up approximately 1.2% for the year compared to USDA data showing a 0.8% decline in total consumption of milk and cream in the U.S. during the year.
     The Dairy Group’s cost of sales ratio was higher in 2004 at 77% compared to 74.5% for 2003 primarily due to the increase in raw milk costs compared to the prior year. The average minimum price of Class I raw skim milk (as indicated by the Class I mover, described above) was 13% higher and the average Class I butterfat mover increased 64% in 2004 as compared to 2003. Our costs were also impacted by resin prices as they continued to rise to unprecedented levels. Higher resin prices impacted the costs of plastic bottles used in our production process by approximately $17 million. Due to a very competitive retail environment in 2004, we were unable to pass along the entire increase in raw material costs to our customers.
     The Dairy Group’s operating expenses increased approximately $116.3 million during 2004 compared to 2003 primarily due to (1) acquisitions, which we estimate contributed approximately $61 million in operating costs; (2) higher fuel costs of which approximately $14 million was related to an increase in fuel prices and (3) an increase in insurance expense due to our claims experience. The increase in sales volumes also contributed to our higher operating expenses. These increases were partly offset by a decrease in bad debt expense, primarily due to more favorable than expected resolution of previously accrued bad debt reserves. These bad debt reserves were recorded for certain customers that had experienced economic difficulty and a few large customers that sought bankruptcy protection over the past several years. The Dairy Group’s operating expense ratio decreased to 16.1% in 2004 from 17.0% in 2003 due to the effect of increased sales.
     WhiteWave Foods Company —
     The key performance indicators of WhiteWave Foods Company are sales dollars, gross profit and operating income.

	Year Ended December 31
	2004		2003
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$1,010.3	100.0%	$598.9	100.0%
Cost of sales	676.7	67.0	403.3	67.3

Gross profit	333.6	33.0	195.6	32.7
Operating costs and expenses	246.2	24.3	192.7	32.2

Total operating income	$87.4	8.7%	$2.9	0.5%

     WhiteWave Foods Company’s net sales increased by $411.4 million, or 68.7%, in 2004 versus 2003. The change in net sales from 2003 to 2004 was due to the following:

	Dollars	Percent
	(Dollars in millions)
2003 Net sales	$598.9
Acquisitions	232.9	38.9%
Divestitures	(4.0)	(0.7)
Volume	96.3	16.1
Pricing and product mix	86.2	14.4

2004 Net sales	$1,010.3	68.7%

     The most significant cause of the increase in WhiteWave Foods Company’s sales was the acquisition of Horizon Organic effective January 1, 2004, and to a lesser extent the acquisition of LAND O’LAKES East effective March 31, 2004.
     Another significant cause of the increase in sales was increased volumes. Volume sales for the WhiteWave Foods Company increased approximately 16.1% in 2004 due to the success of our brands, particularly Silk and International Delight. Silk volumes increased 25% and International Delight volumes increased 22% compared to 2003. We believe increased Silk volumes were due primarily to: (1) increased consumer acceptance of soy products, resulting in increased penetration of soymilk in the club, mass merchandiser and grocery channels; (2) the positive effects of our consumer advertising; and (3) the introduction of new Silk products with nutritional enhancements, new flavors and larger size offerings. We believe the increase in International Delight volumes is due primarily to consumer acceptance of new packaging introduced in 2003 and new low-carb flavors introduced in 2004.
     Higher pricing also contributed to the increase in sales. The two primary drivers of this increase were (1) increased selling prices in response to increased commodity costs and (2) a decline in slotting fees, couponing and certain other promotional costs that are required to be recorded as reductions of net sales, as we shift our focus toward consumer-oriented advertising and marketing, which is recorded as operating expense.
     These increases were offset slightly by the divestiture in July 2003 of the branded frozen pre-whipped topping and frozen creamer operations.
     Cost of goods sold for WhiteWave Foods Company increased to $676.7 million in 2004 from $403.3 million in 2003 primarily due to the impact of higher raw material costs, particularly Class II butterfat and organic soybeans, and the addition of Horizon Organic. The average minimum price of Class II butterfat was 69% higher in 2004 than in 2003. Our average cost of organic soybeans was approximately 40% higher in 2004 than in 2003 primarily due to an increase in domestic organic soybean prices and the utilization of foreign grown organic soybeans, which have a higher price than domestic beans. The cost of sales ratio decreased slightly to 67% in 2004 from 67.3% in 2003 primarily due to the effect of increased sales.
     Operating expenses increased approximately $53.5 million in 2004 compared to the prior year primarily due to acquisitions, which we estimate contributed approximately $47 million in costs, and increased volumes and higher fuel costs which together contributed approximately $11.5 million to distribution expenses. Marketing spending increased approximately 6% in 2004 as compared to 2003. These increases were somewhat offset by a decline of approximately $16.1 million related to the expiration of the White Wave management incentive plan in March 2004. The operating expense ratio decreased to 24.3% during 2004 from 32.2% during the prior year primarily due to the relatively smaller increase in operating expense dollars compared to the increase in sales dollars.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 — Consolidated Results
     Net Sales — Consolidated net sales increased approximately 2.3% to $8.39 billion during 2003 from $8.2 billion in 2002. Net sales by segment are shown in the table below.

	Net Sales
			$ Increase/	% Increase/
	2003	2002	(Decrease)	(Decrease)
	(Dollars in millions)
Dairy Group	$7,547.2	$7,601.0	$(53.8)	(0.7)%
WhiteWave Foods Company	598.9	401.7	197.2	49.1
Corporate/Other	244.9	199.6	45.3	22.7

Total	$8,391.0	$8,202.3	$188.7	2.3%

     The change in net sales was due to the following:

	Change in Net Sales 2003 vs. 2002
				Pricing, Volume	Total
			Foreign	and Product	Increase/
	Acquisitions	Divestitures	Exchange	Mix Changes	(Decrease)
	(In millions)
Dairy Group	$127.3	$(110.7)	$—	$(70.4)	$(53.8)
WhiteWave Foods Company	68.8	(3.8)	—	132.2	197.2
Corporate/Other	—	—	40.3	5.0	45.3

Total	$196.1	$(114.5)	$40.3	$66.8	$188.7

     Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; plant and equipment costs, including costs to operate and maintain our coolers and freezers. In addition, our Dairy Group includes costs associated with transporting our finished products from our manufacturing facilities to our own distribution facilities. Our cost of sales ratio was consistent at 74.3% in 2003 compared to 74.2% in 2002.
     Operating Costs and Expenses — Operating expenses decreased approximately $65.5 million, or 4.1%, in 2003 compared to the prior year. This decrease was mostly due to (1) a gain of $66.2 million on the sale of frozen pre-whipped topping and frozen creamer operations in the third quarter of 2003, (2) a gain of $2.5 million related to the divestiture of 11 facilities in 2001, which was recorded at corporate as a result of certain contingencies being favorably resolved during 2003, and (3) lower facility closing and other reorganization costs of $11.8 million in 2003 compared to $19.1 million in 2002, primarily due to differences in the nature of the restructuring activities and to the timing of recognition of certain charges as a result of our adoption of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” in January 2003.
     Our operating expense ratio decreased to 18.1% in 2003 as compared to 19.4% in 2002.
     Operating Income — Operating income during 2003 was $634.4 million, an increase of $105.4 million, from 2002 operating income of $529.0 million. Our operating margin in 2003 was 7.6% compared to 6.4% in 2002. The operating margin increase was the result of the decline in the operating expense ratio primarily due to the other operating income reported in 2003.
     Other (Income) Expense — Total other (income) expense decreased by $48.1 million in 2003 compared to 2002. Interest expense decreased to $173.9 million in 2003 from $189.0 million in 2002. This decrease was the result of lower interest rates and lower average debt balances in 2003. Financing charges on preferred securities were $14.2 million in 2003 versus $33.6 million in 2002 due to the conversion of these securities to common stock during the second quarter of 2003. See Note 10 to our Consolidated Financial Statements.
     Income from investments in unconsolidated affiliates was $244,000 in 2003 compared to a loss of $7.9 million in 2002. Income in 2003 was related to our approximately 13% interest in Horizon Organic Holding Corporation. In 2002, we recorded income of $2.1 million, which was primarily related to our 36% interest in White Wave through May 9, 2002, when we acquired the remaining equity interest in White Wave and began consolidating White Wave’s results with our financial results. This income was offset in 2002 by a $10 million loss on our minority interest in Consolidated Container Company. See Note 3 to our Consolidated Financial Statements.

     Income Taxes — Income tax expense was recorded at an effective rate of 38.6% in 2003 compared to 36.1% in 2002. In 2002 we recorded the favorable settlement of a contested tax issue. Our tax rate varies as the mix of earnings contributed by our various business units changes.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 — Results by Segment
     Dairy Group —
     The key performance indicators of our Dairy Group segment are sales volumes, gross profit and operating income.

	Year Ended December 31
	2003		2002
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$7,547.2	100.0%	$7,601.0	100.0%
Cost of sales	5,622.9	74.5	5,670.2	74.6

Gross profit	1,924.3	25.5	1,930.8	25.4
Operating costs and expenses	1,284.1	17.0	1,338.3	17.6

Total operating income	$640.2	8.5%	$592.5	7.8%

     The Dairy Group’s net sales decreased approximately $53.8 million, or 0.7%, in 2003 versus 2002. The change in net sales from 2002 to 2003 was due to the following:

	Dollars	Percent
	(Dollars in millions)
2002 Net sales	$7,601.0
Acquisitions	127.3	1.7%
Divestitures	(110.7)	(1.5)
Volume	(174.2)	(2.3)
Pricing and product mix	103.8	1.4

2003 Net sales	$7,547.2	(0.7)%

     The Dairy Group acquired Kohler Mix Specialties in October 2003 and Melody Farms in June 2003.
     The Dairy Group’s sales declined primarily due to lower sales volumes. Volume change for all products was a decline of 2.3% in 2003 compared to 2002. That volume change was driven primarily by the fluid dairy and ice cream categories. Equivalent gallons of fluid dairy products sold (including milk and cream) decreased by approximately 1.1% in 2003. We believe the decrease was due primarily to continued declining consumption of traditional fluid dairy products in some parts of the country. Ice cream and ice cream novelty volumes declined by approximately 7% in 2003 compared to 2002, primarily because we sell our ice cream under private labels and local brands, and we believe we lost sales during the year to nationally branded products which were promoted more aggressively than our products. In addition, certain private label products historically sold by the Dairy Group, including sour cream, whipping cream and coffee creamers, were converted to sales of LAND O’ LAKES products, which are reported in our WhiteWave Foods Company segment.
     Net sales also declined by approximately $110.7 million related to divestitures. We sold our frozen pre-whipped topping and frozen creamer operations in July 2003. In addition, beginning in January 2002, we began exiting from the Lactaid®, Nestlé® Nesquik® and Nestlé® Coffeemate® co-packing businesses due to the termination of the co-packing agreements. Our transition out of the Lactaid co-packing business was completed in February 2002 and our transition out of the Nestle co-packing business was completed in February 2003.
     These decreases were partly offset by an increase in pricing and product mix. The increase in sales due to pricing primarily results from increased pricing due to the pass through of higher raw milk costs in 2003 than in 2002, offset somewhat by price concessions that were granted in some markets due to competitive pressures. In general, our Dairy Group changes the prices it charges customers for fluid dairy products on a monthly basis, as the costs of raw materials fluctuate. The following table sets forth the average monthly Class I “mover” and average monthly Class II minimum prices for raw skim milk and butterfat for 2003 compared to 2002:

	Year Ended December 31*
	2003		2002		% Change
Class I raw skim milk mover(3)	$7.47	(1)	$7.01	(1)	7%
Class I butterfat mover(3)	1.19	(2)	1.21	(2)	(2)
Class II raw skim milk minimum(4)	6.74	(1)	7.62	(1)	(12)
Class II butterfat minimum(4)	1.22	(2)	1.20	(2)	2

*	The prices noted in this table are not the prices that we actually pay. The federal order minimum prices at any given location for Class I raw skim milk or Class I butterfat are based on the Class I mover prices plus a location differential. Class II prices noted in the table are federal minimum prices, applicable at all locations. Our actual cost also includes producer premiums, procurement costs and other related charges that vary by location and vendor.

(1)	Prices are per hundredweight.

(2)	Prices are per pound.

(3)	We process Class I raw skim milk and butterfat into fluid milk products.

(4)	We process Class II raw skim milk and butterfat into products such as cottage cheese, creams and creamers, ice cream and sour cream.
     The Dairy Group’s cost of sales ratio remained consistent at 74.5% in 2003 compared to 74.6% in 2002.
     The Dairy Group’s operating expenses decreased approximately $54.2 million primarily due to lower insurance, advertising, bad debt and bonus expenses in 2003. Insurance costs (including the costs of self-insurance) declined in 2003 as a result of better claims experience. Advertising expenses decreased in 2003 partially because we reduced planned advertising spending in 2003 in anticipation of the difficult raw milk environment and also because advertising expense in 2002 was higher than normal as we incurred unusual advertising costs in order to (1) promote our brands in certain parts of the country following our acquisition of Legacy Dean, and (2) promote two local Dairy Group brands affected by product recalls in 2002. Bad debt expense declined in 2003 compared to 2002. In 2002, some of our customers experienced economic difficulty and a few large customers sought bankruptcy protection. Bonus expenses were lower in 2003 than in 2002 as a result of our actual performance compared to bonus targets.
     WhiteWave Foods Company —
     The key performance indicators of WhiteWave Foods Company are sales dollars, gross profit and operating income.

	Year Ended December 31
	2003		2002
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$598.9	100.0%	$401.7	100.0%
Cost of sales	403.3	67.3	237.9	59.2

Gross profit	195.6	32.7	163.8	40.8
Operating costs and expenses	192.7	32.2	140.3	34.9

Total operating income	$2.9	0.5%	$23.5	5.9%

     WhiteWave Foods Company’s net sales increased by $197.2 million, or 49.1%, in 2003 compared to 2002. The change in net sales from 2002 to 2003 was due to the following:

	Dollars	Percent
	(Dollars in millions)
2002 Net sales	$401.7
Acquisitions	68.8	17.1%
Divestitures	(3.8)	(0.9)
Volume	119.8	29.8
Pricing and product mix	12.4	3.1

2003 Net sales	$598.9	49.1%

     We acquired the 64% of White Wave that we did not already own in May 2002. Therefore, 2003 includes 12 months of White Wave sales compared to only 8 months in 2002.
     Unit volumes for WhiteWave Foods Company increased 29.8% overall in 2003 due to the success of our nationally branded products, particularly Silk.
     Sales increased due to pricing, product mix and other changes, including price increases for several of our products, such as Hershey’s and LAND O’LAKES. These price increases were partly offset by price reductions for International Delight in order to clear shelf space for new plastic packaging that was introduced in the first half of 2003.
     The cost of sales ratio for WhiteWave Foods Company increased to 67.3% in 2003 compared to 59.2% in 2002 primarily due to the impact of (1) short-term manufacturing inefficiencies related to the introduction of new products and new technologies, (2) short-term manufacturing inefficiencies due to certain manufacturing realignments related to the shifting of certain manufacturing operations to our Dairy Group Segment, and (3) an additional $15 million of packaging costs due to the introduction of International Delight in plastic packaging.
     Operating expenses were $192.7 million during 2003 compared to $140.3 million during 2002. This increase was primarily due to higher marketing expenses in 2003 related to the introduction of new products and higher promotional spending on nationally branded products. Operating expenses also were significantly impacted by the addition of White Wave in May 2002, including the accrual of almost $10 million more in 2003 than in 2002 for bonuses paid in March 2004 under the White Wave Performance Bonus Plan that was established when we acquired White Wave.
Liquidity and Capital Resources

Historical Cash Flow
      During 2004, we met our working capital needs with cash flow from operations. Net cash provided by operating activities from continuing operations was $420.7 million for 2004 as contrasted to $427.1 million for 2003, a decrease of $6.4 million. Net cash provided by operating activities from continuing operations was impacted by:

•	An increase of $120.6 million in net income plus non-cash items in 2004 as compared to 2003 primarily due to the gain on the sale of our frozen pre-whipped topping and frozen creamer operations in 2003 offset by;

•	An increase in our operating working capital of $208.2 in 2004 as compared to $150.1 million in 2003 due primarily to increased raw material costs in 2004;

•	A decrease of $10.0 million in income taxes payable in 2004 compared to an increase of $27.9 million in 2003 as our 2004 estimated tax payments more closely approximated our tax obligation resulting in a lower tax liability at December 31, 2004;

•	An increase in prepaid expenses and other assets of $3.4 million in 2004 compared to a decrease of $19.7 million in 2003 primarily due to higher dispositions of net assets held for sale in 2003; and

•	Lower tax savings on equity compensation of $7.9 million due to fewer stock option exercises in 2004 compared to the prior year.
      Net cash used in investing activities from continuing operations was $723.2 million in 2004 compared to $403.8 million in 2003, an increase of $319.4 million. We used approximately $400.0 million for acquisitions and $333.8 million for capital expenditures in 2004 compared to $234.0 million and $271.6 million in 2003, respectively. We had cash proceeds from the sale of the frozen pre-whipped topping and frozen creamer operations and one other small business of $90 million in 2003.
      We used approximately $297 million to repurchase our stock during 2004. Set forth in the chart below is a summary of the stock we repurchased in 2004:

	No. of Shares of	Aggregate	Average
	Common Stock	Purchase	Purchase Price
Period	Repurchased	Price(1)	Per Share

		(Dollars in millions except
		per share data)
January 2004	150,000	$5.2	$34.42
August 2004	2,170,000	78.6	36.24
September 2004	5,655,000	173.5	30.69
October 2004	1,335,000	39.7	29.72

	9,310,000	$297.0	31.90

(1)	Includes commissions and fees.
      We received approximately $67.9 million in 2004 as a result of stock option exercises and employee stock purchases through our employee stock purchase plan.
      We increased our net borrowings by $441.9 million in 2004 compared to a net borrowing of $27.3 million in 2003.

Current Debt Obligations
      Senior Credit Facility — Our senior credit facility provides for a $1.5 billion revolving credit facility and a $1.5 billion term loan. Both the revolving credit facility and term loan bear interest, at our election, at the base rate plus a margin that varies from 0 to 62.5 basis points depending on our credit ratings (as issued by Standard & Poor’s and Moody’s), or LIBOR plus a margin that varies from 75 to 187.5 basis points, depending on our credit ratings (as issued by Standard & Poor’s and Moody’s). The blended interest rate in effect on borrowings under the senior credit facility, including the applicable interest rate margin, was 3.72% at December 31, 2004. However, we had interest rate swap agreements in place that hedged $775 million of our borrowings under the senior credit facility at an average rate of 4.96%, plus the applicable interest rate margin. Interest is payable quarterly or at the end of the applicable interest period.

      Principal payments are required on the term loan as follows:

•	$56.25 million quarterly beginning on December 31, 2006 through September 30, 2008;

•	$262.5 million quarterly beginning on December 31, 2008 through June 30, 2009; and

•	A final payment of $262.5 million on the maturity date of August 13, 2009.
      No principal payments are due on the $1.5 billion revolving credit facility until maturity on August 13, 2009.
      The credit agreement also requires mandatory principal prepayments upon the occurrence of certain asset dispositions or recovery events.
      In consideration for the revolving commitment, we pay a quarterly commitment fee on unused amounts of the revolving credit facility that ranges from 25 to 37.5 basis points, depending on our credit ratings (as issued by Standard & Poor’s and Moody’s).
      The senior credit facility contains various financial and other restrictive covenants and requires that we maintain certain financial ratios, including a leverage and interest coverage ratio. We are currently, and have always been, in compliance with all covenants contained in our credit agreement.
      Our credit agreement permits us to complete acquisitions that meet the following conditions without obtaining prior approval: (1) the acquired company is involved in the manufacture, processing and distribution of food or packaging products or any other line of business in which we are currently engaged, (2) the net cash purchase price is not greater than $500 million, (3) we acquire at least 51% of the acquired entity, (4) the transaction is approved by the Board of Directors or shareholders, as appropriate, of the target and (5) after giving effect to such acquisition on a pro-forma basis, we are in compliance with all financial covenants. All other acquisitions must be approved in advance by the required lenders.
      The senior credit facility also contains limitations on liens, investments and the incurrence of additional indebtedness, and prohibits certain dispositions of property and restricts certain payments, including dividends. The senior credit facility is secured by liens on substantially all of our domestic assets (including the assets of our subsidiaries, but excluding the capital stock of Legacy Dean’s subsidiaries, and the real property owned by Legacy Dean and its subsidiaries).
      The credit agreement contains standard default triggers, including without limitation: failure to maintain compliance with the financial and other covenants contained in the credit agreement, default on certain of our other debt, and certain other material adverse changes in our business, and a change in control. The credit agreement does not contain any default triggers based on our credit rating.
      In August 2004, we amended our senior credit facility to (1) increase the size of our revolving credit facility from $1 billion to $1.5 billion, (2) increase the size of our term loan A from $850 million to $1.5 billion, (3) eliminate term loans B and C and (4) modify the interest rate and payment terms. When we amended our credit facility, we were required to write-off approximately $32.6 million of deferred financing costs that were incurred in connection with our credit facility prior to the amendment. These costs were being amortized over the previous terms of the revolving credit facility and term loans.
      At December 31, 2004, we had outstanding borrowings of $2.03 billion under our senior credit facility (compared to $1.78 billion at December 31, 2003), including $1.5 billion in term loan borrowings and $531.1 million outstanding under the revolving line of credit. At December 31, 2004, there were $129.3 million of letters of credit under the revolving line that were issued but undrawn. As of March 11, 2005, approximately $1.80 billion was outstanding under our senior credit facility.
      In addition to our senior credit facility, we also have a $500 million receivables-backed credit facility, which had $500 million outstanding at December 31, 2004 (compared to $302.5 million at December 31, 2003). At December 31, 2004, there was no remaining availability under this facility. The average interest rate on this facility at December 31, 2004 was 2.83%. In January 2005, we amended our receivables-backed loan to increase the facility to $600 million. Approximately $546 million was outstanding under this facility at

March 11, 2005. See Notes 9 and 23 to our Consolidated Financial Statements for more information about our receivables-backed facility.
      Our outstanding borrowings under the senior credit facility and receivables-backed credit facility increased from 2003 to 2004 primarily to fund our acquisitions and share repurchases.
      Other indebtedness outstanding at December 31, 2004 included $700 million face value of outstanding indebtedness under Legacy Dean’s senior notes, a $30.8 million line of credit at our Spanish subsidiary and approximately $25.3 million face value of capital lease and other obligations. See Note 9 to our Consolidated Financial Statements.
      The table below summarizes our obligations for indebtedness, purchase and lease obligations at December 31, 2004. Please see Note 18 to our Consolidated Financial Statements for more detail about our lease and purchase obligations.

	Payments Due by Period
Indebtedness, Purchase &
Lease Obligations	Total	2005	2006	2007	2008	2009	Thereafter

	(In millions)
Senior credit facility	$2,031.1	$—	$56.3	$225.0	$431.2	$1,318.6	$—
Senior notes(1)	700.0	100.0	—	250.0	—	200.0	150.0
Receivables-backed facility	500.0	—	—	500.0	—	—	—
Foreign line of credit	30.8	28.5	1.5	0.6	0.2	—	—
Capital lease obligations and other(1)	25.3	13.2	7.8	2.9	1.1	0.2	0.1
Purchasing obligations(2)	391.9	276.6	45.7	11.3	11.3	9.7	37.3
Operating leases	444.6	94.0	77.8	65.8	54.9	51.6	100.5
Interest payments(3)	330.4	99.4	66.6	37.2	23.6	22.5	81.1

Total	$4,454.1	$611.7	$255.7	$1,092.8	$522.3	$1,602.6	$369.0

(1)	Represents face value.

(2)	Primarily represents commitments to purchase minimum quantities of raw materials used in our production processes, including organic soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw ingredients. In addition, we have contractual obligations to purchase various services that are part of our production process.

(3)	Only includes our fixed rate interest obligations, which consist of our senior notes and our interest rate swap agreements.

Other Long-Term Liabilities
      We offer pension benefits through various defined benefit pension plans and also offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits are dependent upon numerous factors, assumptions and estimates.
      For example, these costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plan and earnings on plan assets. Our pension plan assets are primarily made up of equity and fixed income investments. Changes made to the provisions of the plan may also impact current and future pension costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.
      In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. In 2004, we recorded non-cash expense of $9.8 million, of which $8.0 million was attributable to periodic expense and $1.8 million was attributable to settlements compared to a total of $14.1 million in 2003, of which $2.3 million was attributable to settlements. These amounts were determined in accordance with the provisions of SFAS No. 87 and SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”
      We decreased the assumed discount rate from a range of 6.0% to 6.5% at December 31, 2003 to 5.75% at December 31, 2004. In selecting assumed rate of return on plan assets, we considered past performance and economic forecasts for the types of investments held by the plan, as well as our investment allocation policy. Plan asset returns were $11.2 million in 2004, a $12.2 million decrease from plan asset returns of $23.4 million in 2003. Net periodic pension expense for our plans is expected to decrease in 2005 to approximately $9.6 million due primarily to the increase in assets from $139.4 million as of December 31, 2003 to $165.3 million as of December 31, 2004. Based on current projections, 2005 funding requirements will be approximately $33.7 million as compared to $43.8 million for 2004. Additionally, based on current projections, 2005 funding requirements for our other postretirement benefit obligations will be approximately $1.8 million as compared to $2.8 million in 2004.
      As a result of lower discount rates at December 31, 2004, we were required to recognize an additional minimum liability as prescribed by SFAS No. 87 and SFAS No. 132, “Employers’ Disclosures about Pensions and Postretirement Benefits.” The accumulated other comprehensive income component of the additional minimum liability, which totaled $21.2 million ($13.2 million net of tax), was recorded as a reduction to stockholders’ equity through a charge to Other Comprehensive Income, and did not affect net income for 2004. The charge to Other Comprehensive Income will be reversed in future periods to the extent the fair value of plan assets exceeds the accumulated benefit obligation. See Notes 13 and 14 to our Consolidated Financial Statements for information regarding retirement plans and other postretirement benefits.

Other Commitments and Contingencies
      On December 21, 2001, in connection with our acquisition of Legacy Dean, we issued a contingent, subordinated promissory note to Dairy Farmers of America (“DFA”) in the original principal amount of $40 million. DFA is our primary supplier of raw milk, and the promissory note is designed to ensure that DFA has the opportunity to continue to supply raw milk to certain of our facilities until 2021, or be paid for the loss of that business. The promissory note has a 20-year term and bears interest based on the consumer price index. Interest will not be paid in cash, but will be added to the principal amount of the note annually, up to a maximum principal amount of $96 million. We may prepay the note in whole or in part at any time, without penalty. The note will only become payable if we ever materially breach or terminate one of our milk supply agreements with DFA without renewal or replacement. Otherwise, the note will expire at the end of 20 years, without any obligation to pay any portion of the principal or interest. Payments we make under this note, if any, will be expensed as incurred.
      We also have the following commitments and contingent liabilities, in addition to contingent liabilities related to ordinary course litigation, investigations and audits:

•	certain indemnification obligations related to businesses that we have divested;

•	certain lease obligations, which require us to guarantee the minimum value of the leased asset at the end of the lease; and

•	selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses.
      See Note 18 to our Consolidated Financial Statements for more information about our commitments and contingent obligations.

Future Capital Requirements
      During 2005, we intend to invest a total of approximately $300 million to $325 million in capital expenditures primarily for our existing manufacturing facilities and distribution capabilities. We intend to fund these expenditures using cash flow from operations. We intend to spend this amount as follows:

Operating Division	Amount

(In millions)
Dairy Group	$180 to 190
WhiteWave Foods Company	105 to 110
Other	15 to 25

Total	$300 to 325

      In 2005, we expect cash interest to be approximately $170 million based on current debt levels and cash taxes to be approximately $85 million to $95 million. We expect that cash flow from operations will be sufficient to meet our requirements for our existing businesses for the foreseeable future. As of March 11, 2005, approximately $1.08 billion was available for future borrowings under our senior credit facility.
Known Trends and Uncertainties

Prices of Raw Milk, Cream and Other Inputs
      Dairy Group — The primary raw material used in our Dairy Group is raw milk (which contains both raw skim milk and butterfat). The federal government and certain state governments set minimum prices for raw milk, and those prices change on a monthly basis. The regulated minimum prices differ based on how the raw milk is utilized. Raw milk processed into fluid milk is priced at the Class I price, and raw milk processed into products such as cottage cheese, creams and creamers, ice cream and sour cream is priced at the Class II price. Generally, we pay the federal minimum prices for raw milk, plus certain producer premiums (or “over-order” premiums) and location differentials. We also incur other raw milk procurement costs in some locations (such as hauling, field personnel, etc.). A change in the federal minimum price does not necessarily mean an identical change in our total raw milk costs, as over-order premiums may increase or decrease. This relationship is different in every region of the country, and sometimes within a region based on supplier arrangements. However, in general, the overall change in our raw milk costs can be linked to the change in federal minimum prices.
      In general, our Dairy Group changes the prices that it charges for Class I dairy products on a monthly basis, as the costs of raw milk and other materials fluctuate. Prices for some Class II products are not changed on a monthly basis, but are changed from time to time as circumstances warrant. There can be a lag between the time of a raw material cost increase or decrease and the effectiveness of a corresponding price change to our customers, especially in the case of Class II butterfat because Class II butterfat prices for each month are not announced by the government until after the end of that month. Also, in some cases we are competitively or contractually constrained with the means and timing of implementing price changes. These factors can cause volatility in our earnings. Our sales and operating profit margin fluctuate with the price of our raw materials and other inputs.
      In 2004, our Dairy Group was adversely affected by extreme volatility in the prices of raw skim milk and butterfat. In 2005, we expect prices to be somewhat less volatile and lower than the average price in 2004. Of course raw milk prices are difficult to predict and we change our forecasts frequently based on current market activity. If raw milk prices do remain at or near current levels throughout 2005, we would expect our sales for 2005 to be less than in 2004 because, in general, we change the prices of our products to reflect changes in raw material prices.
      Because our Class II products typically have a higher fat content than that contained in raw milk, we also purchase bulk cream for use in some of our Class II products. Bulk cream is typically purchased based on a multiple of the AA butter price on the Chicago Mercantile Exchange. The prices of AA butter started rising by moderate amounts in late 2003, and then increased significantly in 2004. They remained high throughout 2004 and we expect the average price to be somewhat lower in 2005 than the average price in 2004. Of course, like raw milk prices, bulk cream prices are difficult to predict and we change our forecasts frequently based on current market activity. We try to change our prices based on changes in the price of bulk cream, but sometimes we are competitively or contractually constrained. Therefore, increases in bulk cream prices can have an adverse effect on our results of operations.
      Prices for resin, which is used in plastic milk bottles, are also extremely high and are expected to remain high for the foreseeable future. Finally, the Dairy Group uses a great deal of diesel fuel in its direct store delivery system, and diesel fuel prices are currently very high and expected to remain high for the foreseeable future. High or volatile fuel and resin costs can adversely affect the Dairy Group’s profitability.
      WhiteWave Foods Company — A significant raw material used to manufacture products sold by WhiteWave Foods Company is organic soybeans. We have entered into supply agreements for organic soybeans, which we believe will meet our needs for 2005. Generally, these agreements provide for pricing at fixed levels. However, should our need for organic soybeans exceed the quantity that we have under contract, or if the suppliers do not perform under the contracts, we may have difficulty obtaining sufficient supply, and the price we would be required to pay would likely be significantly higher. The increase in soymilk consumption combined with the increased demand for organic cattle feed has put pressure on the supply of organic soybeans and there is significant upward pressure on organic soybean prices. We believe prices for organic soybeans will continue to increase as the pressure on supply continues.
      Another significant raw material used in our organic products is organic raw milk. Organic raw milk is not readily available and the growth of our organic dairy business depends on us being able to procure sufficient quantities of organic raw milk in time to meet our needs. We obtain our supply of organic raw milk by entering into one to two year agreements with farmers pursuant to which the farmers agree to sell us specified quantities of organic raw milk for fixed prices for the duration of the agreement We believe, based on currently projected sales levels, that we have secured a sufficient supply of raw organic milk to meet our raw organic milk needs for the remainder of 2005. However, should our need for organic raw milk exceed the quantity that we have under contract, or if the suppliers do not perform under the contracts, we may have difficulty obtaining sufficient supply, and the price we would be required to pay, if we could obtain supply at all, would likely be significantly higher. Also, as our contracts with farmers expire, we are generally required to agree to higher prices to renew as a result of increased competition for organic raw milk supply. For competitive reasons, WhiteWave Foods Company is not able to pass along price increases to customers as quickly as the Dairy Group.

Competitive Environment
      There has been significant consolidation in the retail grocery industry in recent years, and this trend is continuing. As our customer base consolidates, we expect competition to intensify as we compete for the business of fewer customers. There can be no assurance that we will be able to keep our existing customers, or gain new customers. There are several large regional grocery chains that have captive dairy operations. As the consolidation of the grocery industry continues, we could lose sales if any one or more of our existing customers were to be sold to a chain with captive dairy operations.

      Many of our retail customers have become increasingly price sensitive in the current intensely competitive environment. Over the past few years, we have been subject to a number of competitive bidding situations in our Dairy Group segment, which reduced our profitability on sales to several customers. We expect this trend to continue. In bidding situations we are subject to the risk of losing certain customers altogether. The loss of any of our largest customers could have a material adverse impact on our financial results. We do not have contracts with many of our largest customers, and most of the contracts that we do have are generally terminable at will by the customer.
      Both the difficult economic environment and the increased competitive environment at the retail level have caused competition to become increasingly intense at the processor level. We expect this trend to continue for the foreseeable future.

Tax Rate
      Our 2004 tax rate was 38.5%. We estimate the effective tax for 2005 to be slightly less than 38%. Changes in the relative profitability of our operating segments, as well as recent and proposed changes to federal and state tax codes may cause the rate to change from historical rates.
      See “— Risk Factors” for a description of various other risks and uncertainties concerning our business.
Critical Accounting Policies
      “Critical accounting policies” are defined as those that are both most important to the portrayal of a company’s financial condition and results, and that require our most difficult, subjective or complex judgments. In many cases the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles with no need for the application of our judgment. In certain circumstances, however, the preparation of our Consolidated Financial Statements in conformity with generally accepted accounting principles requires us to use our judgment to make certain estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of net sales and expenses during the reporting period. We have identified the policies described below as our critical accounting policies. See Note 1 to our Consolidated Financial Statements for a detailed discussion of these and other accounting policies.
      Accounts Receivable — We provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluations of our customers and maintain allowances for estimated credit losses. As these factors change, our estimates change and we could accrue different amounts for doubtful accounts in different accounting periods. At December 31, 2004, our allowance for doubtful accounts was approximately $24.1 million, or approximately 3.0% of the accounts receivable balance at December 31, 2004. The allowance for doubtful accounts, expressed as a percent of accounts receivable, was approximately 4.5% at December 31, 2003. Each 0.1% change in the ratio of allowance for doubtful accounts to accounts receivable would impact bad debt expense by approximately $829,000.
      Goodwill and Intangible Assets — Our goodwill and intangible assets totaled $3.77 billion as of December 31, 2004 resulting primarily from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademarks and customer-related intangible assets, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.
      We believe that a trademark has an indefinite life if it has sufficient market share and a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives, which generally range from five to 40 years. Determining the expected life of a trademark requires considerable management judgment and is based on an evaluation of a number of factors including the competitive environment, market share, trademark history and anticipated future trademark support.
      Perpetual trademarks and goodwill are evaluated for impairment at least annually to ensure that future cash flows continue to exceed the related book value. A perpetual trademark is impaired if its book value exceeds fair value. Goodwill is evaluated for impairment if the book value of its reporting unit exceeds its fair value. A reporting unit can be a segment or an operating division. If the fair value of an evaluated asset is less than its book value, the asset is written down to fair value based on its discounted future cash flows.
      Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.
      Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows. Assumptions used in our impairment evaluations, such as forecasted growth rates and our cost of capital, are consistent with our internal projections and operating plans.
      We did not recognize any impairment charges for perpetual trademarks or goodwill during 2004.
      Purchase Price Allocation — We allocate the cost of acquisitions to the assets acquired and liabilities assumed. All identifiable assets acquired, including identifiable intangibles, and liabilities assumed are assigned a portion of the cost of the acquired company, normally equal to their fair values at the date of acquisition. The excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed is recorded as goodwill. We record the initial purchase price allocation based on evaluation of information and estimates available at the date of the financial statements. As final information regarding fair value of assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation. To the extent that such adjustments indicate that the fair values of assets and liabilities differ from their preliminary purchase price allocations, such difference would adjust the amounts allocated to those assets and liabilities and would change the amounts allocated to goodwill. The final purchase price allocation includes the consideration of a number of factors to determine the fair value of individual assets acquired and liabilities assumed including quoted market prices, forecast of expected cash flows, net realizable values, estimates of the present value of required payments and determination of remaining useful lives.
      Income Taxes — Deferred taxes are recognized for future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. We periodically estimate our probable tax obligations using historical experience in tax jurisdictions and informed judgments. There are inherent uncertainties related to the interpretations of tax regulations in the jurisdictions in which we operate. These judgments and estimates made at a point in time may change based on the outcome of tax audits and changes to or further interpretations of regulations. If such changes take place, there is a risk that our tax rate may increase or decrease in any period, which could have an impact on our earnings. Future business results may affect deferred tax liabilities or the valuation of deferred tax assets over time. Our valuation allowance increased $1.2 million in 2004 due to the increased likelihood that state net operating losses will expire before they are used.
      Insurance Accruals — We retain selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third-party carriers with high deductible limits. In other areas, we are self-insured with stop-loss coverages. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of variables including claims history and expected trends. These loss development factors are developed by us in consultation with external insurance brokers and actuaries. At December 31, 2004 and 2003, we recorded accrued liabilities related to these retained risks of $143.0 million and $132.8 million, respectively, including both current and long-term liabilities.
      Employee Benefit Plan Costs — We provide a range of benefits to our employees including pension and postretirement benefits to our eligible employees and retirees. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions, such as discount rates, assumed investment rates of return, compensation increases, employee turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is deemed appropriate. As required by generally accepted accounting principles, the effect of the modifications is generally recorded and amortized over future periods. Different assumptions that we make could result in the recognition of different amounts of expense over different periods of time.
      In 2004, we consolidated substantially all of our qualified pension plans into one master trust. We retained investment consultants to assist our Investment Committee with the transition of the plans’ assets to the master trust and to help our Investment Committee formulate a long-term investment policy for the newly established master trust. Our current asset mix guidelines under the investment policy target equities at 65% to 75% of the portfolio and fixed income at 25% to 35%. At December 31, 2004, our master trust was invested as follows: equity securities and limited partnerships — 74%; fixed income securities — 25%; and cash and cash equivalents — 1%.
      We determine our expected long-term rate of return based on our expectations of future returns for the pension plan’s investments based on target allocations of the pension plan’s investments. Additionally, we consider the weighted-average return of a capital markets model that was developed by the plans’ investment consultants and historical returns on comparable equity, debt and other investments. The resulting weighted average expected long-term rate of return on plan assets is 8.5%.
      While a number of the key assumptions related to our qualified pension plans are long-term in nature, including assumed investment rates of return, compensation increases, employee turnover rates and mortality rates, generally accepted accounting principles require that our discount rate assumption be more heavily weighted to current market conditions. As such, our discount rate likely will change more frequently. In 2004 we reduced the discount rate utilized to determine our estimated future benefit obligations from a range of 6.0% to 6.5% at December 31, 2003 to 5.75% at December 31, 2004.
      A 0.25% reduction in the assumed rate of return on plan assets or a 0.25% reduction in the discount rate would increase our annual pension expense by approximately $367,000 and $436,000, respectively. In addition, a 1% increase in assumed healthcare costs trends would increase the aggregate annual post retirement medical expense by approximately $161,000.
Recent Accounting Pronouncements
      Recently Adopted Accounting Pronouncements — In December 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” in an attempt to improve financial statement disclosures regarding defined benefit plans. This standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. In addition to expanded annual disclosures, we are required to report the various elements of pension and other postretirement benefit costs on a quarterly basis. SFAS No. 132 (revised 2003) is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The expanded disclosure requirements are included in this report.
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In April 2004, the FASB issued Staff Position (“FSP”) No. SFAS 106-2 to address the accounting and disclosure requirements related to the Act. The FSP is effective for interim or annual periods beginning after September 15, 2004. Substantially all of our postretirement benefits terminate at age 65. Therefore, the FSP will have no material affect on our Consolidated Financial Statements.
      Recently Issued Accounting Pronouncements — The FASB issued SFAS No. 123(R), “Share-Based Payment” in December 2004. It will require the cost of employee compensation paid with equity instruments to be measured based on grant-date fair values. That cost will be recognized over the vesting period. SFAS No. 123(R) will become effective for us in the third quarter 2005. We are still evaluating the impact of

SFAS No. 123(R) on our Consolidated Financial Statements and have not yet determined the transition method we will apply when we adopt the statement. See Note 1 to our Consolidated Financial Statements-“Stock-Based Compensation” for illustrations of the pro forma impact of expensing our stock options in the historical periods.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151, which is effective for inventory costs incurred during years beginning after June 15, 2005, clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material, requiring that those items be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads be based on the normal capacity of the production facilities. We do not believe the adoption of this standard will have a material impact on our Consolidated Financial Statements.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 is effective for nonmonetary exchanges occurring in years beginning after June 15, 2005. SFAS No. 153 eliminates the rule in APB No. 29 which excluded from fair value measurement exchanges of similar productive assets. Instead, SFAS No. 153 excludes from fair value measurement exchanges of nonmonetary assets that do not have commercial substance. We do not believe the adoption of this standard will have a material impact on our Consolidated Financial Statements.
Risk Factors
      This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature are forward-looking statements about our future that are not statements of historical fact. Most of these statements are found in this report under the following subheadings: “Part I — Item 1. Business,” “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II — Item 7A. Quantitative and Qualitative Disclosures About Market Risk.” In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions, and in evaluating those statements, you should carefully consider the information above in “— Known Trends and Uncertainties,” as well as the risks outlined below. Actual performance or results may differ materially and adversely.

Reorganization of our WhiteWave Foods Company Segment Could Temporarily Adversely Affect the Performance of the Segment
      In the third quarter of 2004, we began the process of consolidating the operations of the three operating units that comprise our WhiteWave Foods Company segment into a single business. We have completed the consolidation of the sales, marketing and research and development organization for the three companies, and in the third quarter of 2005, the employees of the new company will move to a new headquarters located in Broomfield, Colorado. The full integration of these businesses will be a lengthy process involving all aspects of the three company’s operations, including purchasing, manufacturing, distribution and administration, and will include the selection and implementation of a new information technology platform. As part of our overall reorganization of WhiteWave Foods Company into a unified branded consumer packaged goods company, we also intend to bring in-house certain manufacturing activities that are currently being done by third parties. We expect the consolidation to be completed in the next 12 to 18 months. This process presents a number of challenges and requires a significant amount of management’s attention. Our failure to successfully manage this process could cause us to incur unexpected costs or to lose customers or sales, which could have a material adverse effect on our financial results.
      In addition, effective March 11, 2005, Mr. Steve Demos, President of WhiteWave Foods Company, resigned his position. We have retained a leading executive recruiting firm to assist in the search for a new President. Mr. Gregg Engles, our Chairman of the Board and Chief Executive Officer, has assumed direct leadership of WhiteWave Foods Company on an interim basis. This transition could be disruptive to us in the short term.

Recent Successes of Our Products Could Attract Increased Competitive Activity, Which Could Impede Our Growth Rate and Cost Us Sales and, in the Case of Organic Products, Put Pressure on the Availability of Raw Materials
      Our Silk soymilk and Horizon Organic organic food and beverage products have leading market shares in their categories and have benefited in many cases from being the first to introduce products in their categories. As soy and organic products continue to gain in popularity with consumers, we expect our products in these categories to continue to attract competitors. Many large food and beverage companies have substantially more resources than we do and they may be able to market their soy and organic products more successfully than us, which could cause our growth rate in these categories to be slower than our forecast and could cause us to lose sales. The increase in popularity of soy and organic milks is also attracting private label competitors who sell their products at a lower price. The success of private label brands could adversely affect our sales and profitability. Finally, there is a limited supply of organic raw materials in the United States, especially organic soybeans and organic raw milk. New entrants into our markets can reduce available supply and drive up costs. Even without new entrants, our own rapid growth can put pressure on the availability and price of organic raw materials.
      Our International Delight coffee creamer competes intensely with Nestlé CoffeeMate business, and our Hershey’s milks and milkshakes compete intensely with Nestlé Nesquik. Nestle has significantly greater resources than we do, which allows them to promote their products more aggressively. Our failure to successfully compete with Nestle could have a material adverse effect on the sales and profitability of our International Delight and/or our Hershey’s businesses.

Loss of Rights to Any of Our Licensed Brands Could Adversely Affect Our Sales and Profits
      We sell certain of our products under licensed brand names such as Borden®, Hershey’s, LAND O’LAKES, Pet® and others. In some cases, we have invested significant capital in product development and marketing and advertising related to these licensed brands. Should our rights to manufacture and sell products under any of these names be terminated for any reason, our financial performance and results of operations could be materially and adversely affected.

We Have Substantial Debt and Other Financial Obligations and We May Incur Even More Debt
      We have substantial debt and other financial obligations and significant unused borrowing capacity. See “— Liquidity and Capital Resources.”
      We have pledged substantially all of our assets (including the assets of our subsidiaries) to secure our indebtedness. Our high debt level and related debt service obligations:

•	require us to dedicate significant cash flow to the payment of principal and interest on our debt which reduces the funds we have available for other purposes,

•	may limit our flexibility in planning for or reacting to changes in our business and market conditions,

•	impose on us additional financial and operational restrictions, and

•	expose us to interest rate risk since a portion of our debt obligations are at variable rates.
      The interest rate on our debt is based on our debt rating, as issued by Standard & Poor’s and Moody’s. We have no ability to control the ratings issued by Standard & Poor’s and Moody’s. A downgrade in our debt rating could cause our interest rate to increase, which could adversely affect our ability to achieve our targeted profitability level, as well as our cash flow.
      Our ability to make scheduled payments on our debt and other financial obligations depends on our financial and operating performance. Our financial and operating performance is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. A significant increase in interest rates could adversely impact our net income. If we do not comply with the financial and other restrictive covenants under our credit facilities, we may default under them. Upon default, our lenders could accelerate the indebtedness under the facilities, foreclose against their collateral or seek other remedies, which would jeopardize our ability to continue our current operations.